Exhibit 10-Q-5

[FORD LOGO]

World Headquarters
One American Road
Dearborn, MI 48126-2798

March      , 2005

TO:	LL2 and Above Employees

SUBJECT:	Final Award for the 2002-2004 Performance Stock Right Grant

      The 2002-2004 performance period for the 2002 Performance Stock Right grants (sometimes referred to as LTI grants) ended on December 31, 2004. Performance metrics for the 2002 grant provide a final award based on Ford Motor Company’s total shareholder return (stock appreciation plus dividends) relative to other companies in the S&P 500. For the 2002-2004 performance period, Ford Motor Company ranked in the                     percentile. Based on this result, the performance metrics would provide a final award of           % of the initial grant. The Compensation Committee has approved final awards at this level to be made on March 11, 2005.

      In recognition of the Company’s accomplishments, as well as your personal contributions to our collective efforts, you will receive a final award in Ford common stock (net after taxes) related to your 2002 Performance Stock Right grant. If you are a U.S. based employee and elected to defer the final award, a credit will be made to your deferral account under the Deferred Compensation Plan, as described in the enclosures. Your award is made under the 1998 Long-Term Incentive Plan and is subject to its provisions.

      Further information on your final award, including the basis for this award, is provided in the enclosures.

      Thank you for your contribution to the achievement of our objectives during the 2002-2004 performance period.